Exhibit 99.1

LNR Property LLC and Subsidiaries

Condensed Consolidated Financial Statements

as of March 31, 2013 and December 31, 2012

and for the three months ended March 31, 2013 and 2012, and Independent Auditors’ Review Report

(Unaudited)

INDEPENDENT AUDITORS’ REVIEW REPORT

To the Members of

LNR Property LLC and Subsidiaries

Miami Beach, FL

We have reviewed the accompanying condensed consolidated balance sheet of LNR Property LLC and Subsidiaries (the “Company”) as of March 31, 2013, and the related condensed consolidated statements of earnings, comprehensive earnings, members’ equity and cash flows for the three-month periods ended March 31, 2013 and 2012 (the “interim financial information”).

Management’s Responsibility for the Interim Financial Information

The Company’s management is responsible for the preparation and fair presentation of the interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with the applicable financial reporting framework.

Auditors’ Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the interim financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.

Report on Condensed Consolidated Balance Sheet as of December 31, 2012

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of the Company as of December 31, 2012, and the related consolidated statements of earnings, comprehensive earnings, and members’ equity and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 21, 2013. In our opinion, the accompanying condensed consolidated balance sheet of the Company as of December 31, 2012, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP
Certified Public Accountants
Miami, Florida
June 27, 2013

LNR PROPERTY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$225,105	213,341
Restricted cash	1,821	571
Investment securities, at fair value	71,018	40,694
Mortgage loans held for sale, at fair value	221,552	210,454
Mortgage loans held for investment (zero and $7,000 at fair value)	8,237	15,345
Land held for investment	92,280	91,251
Investments in unconsolidated entities	230,033	215,018
Derivative assets	4,367	4,457
Intangible assets - servicing rights ($127,957 and $133,437 at fair value)	136,438	143,412
Goodwill	237,538	237,538
Other assets	35,867	37,164
Variable interest entity assets, at fair value	92,490,515	91,058,155
Total assets	$93,754,771	92,267,400

LIABILITIES AND EQUITY

Liabilities:
Accounts payable	$10,432	12,095
Accrued expenses and other liabilities	71,823	72,457
Derivative liabilities	894	244
Debts payable	275,811	283,876
Repurchase agreements	137,532	99,928
Variable interest entity liabilities, at fair value	92,151,320	90,735,416
Total liabilities	92,647,812	91,204,016
Commitments and contingent liabilities

LNR Property LLC Members’ equity:
Members’ equity	509,255	508,601
Retained earnings	581,280	538,827
Accumulated other comprehensive earnings	7,705	7,975
Members’ equity	1,098,240	1,055,403
Noncontrolling interests	8,719	7,981
Total equity	1,106,959	1,063,384
Total liabilities and equity	$93,754,771	92,267,400

See accompanying notes to condensed consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2012
Revenues
Servicing fees	$43,158	50,532
Management fees	4,269	4,279
Other fees	264	67
Rental income	54	191
Total revenues	47,745	55,069

Costs and expenses
General and administrative	41,124	38,147
Cost of rental operations	274	127
Depreciation and amortization	1,157	1,284
Interest	4,889	5,328
Total costs and expenses	47,444	44,886

Other income
Income of consolidated VIEs, net	32,060	8,217
Equity in earnings of unconsolidated entities	348	10,415
Change in fair value of servicing rights	(6,285)	(4,792)
Change in fair value of investment securities	(7,544)	(2,753)
Change in fair value of mortgage loans held for sale	16,722	7,695
Loss on derivative financial instruments	(379)	(641)
Interest income	7,114	5,564
Gain on sales of real estate	169	132
Foreign currency gain (loss), net	392	(26)
Other income, net	1,415	1,248
Total other income	44,012	25,059

Income before income taxes	44,313	35,242
Income tax expense	1,122	1,805
Net income	43,191	33,437
Net income (loss) attributable to noncontrolling interests	738	(2,741)
Net income attributable to members	$42,453	36,178

See accompanying notes to condensed consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2012
Net income	$43,191	33,437

Other comprehensive earnings, net of tax:
Unrealized gain on available-for-sale securities with no other than temporary impairments during the period	418	1,881
Unrealized (loss) gain on foreign currency translation	(688)	1,638
Other comprehensive (loss) earnings	(270)	3,519

Comprehensive earnings	$42,921	36,956

See accompanying notes to condensed consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

(Unaudited)

	Contributed Capital	Retained Earnings	Share Based Compensation	Accumulated Other Comprehensive Earnings	Total Members’ Equity	Non Controlling Interests	Total Equity
Balance at December 31, 2012	$500,500	538,827	8,101	7,975	1,055,403	7,981	1,063,384
Net income	—	42,453	—	—	42,453	738	43,191
Change in accumulated other comprehensive earnings, net	—	—	—	(270)	(270)	—	(270)
Amortization of share-based compensation awards	—	—	654	—	654	—	654
Balance at March 31, 2013	$500,500	581,280	8,755	7,705	1,098,240	8,719	1,106,959

	Contributed Capital	Retained Earnings	Share Based Compensation	Accumulated Other Comprehensive Earnings	Total Members’ Equity	Non Controlling Interests	Total Equity
Balance at December 31, 2011	$500,500	208,848	5,550	6,070	720,968	16,274	737,242
Net income	—	36,178	—	—	36,178	(2,741)	33,437
Permitted tax distributions	—	(3,088)	—	—	(3,088)	—	(3,088)
Share-based compensation award distributions	—	—	(567)	—	(567)	—	(567)
Change in accumulated other comprehensive earnings, net	—	—	—	3,519	3,519	—	3,519
Amortization of share-based compensation awards	—	—	1,155	—	1,155	—	1,155
Balance at March 31, 2012	$500,500	241,938	6,138	9,589	758,165	13,533	771,698

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$43,191	33,437
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	294	321
Accretion of discount on investment securities and mortgage loans	(112)	(163)
Amortization of share-based compensation awards	654	1,155
Amortization of intangibles and deferred items	1,470	1,925
Change in fair value of servicing rights	6,285	4,792
Change in fair value of assets and liabilities of consolidated VIEs	(2,375)	13,570
Change in fair value of investment securities	7,544	2,753
Equity in earnings of unconsolidated entities	(348)	(10,415)
Distributions of earnings from unconsolidated entities	106	6,929
Interest received on investment securities in excess of income recognized	—	10
Gains on foreign currency translation	(363)	(55)
Gains on sales of real estate	(169)	(132)
Change in fair value of derivative financial instruments	(1,355)	409
Change in fair value of mortgage loans held for sale	(16,722)	(7,695)
Origination of mortgage loans held for sale, net of principal collections	(271,139)	(122,166)
Net proceeds from sale of mortgage loans held for sale	92,155	42,846
Changes in assets and liabilities:
Decrease (increase) in other assets	278	(342)
Decrease in accounts payable and accrued liabilities	(2,184)	(21,529)
Net cash used in operating activities	(142,790)	(54,350)

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(345)	(542)
Land held for investment:
Additions	(1,426)	(2,077)
Sales proceeds	626	400
Investments in unconsolidated entities	(15,409)	(2,098)
Distributions of capital from unconsolidated entities	1,986	7,230
Proceeds from principal collections on mortgage loans held for investment	7,133	17
Purchases of available-for-sale investment securities	(28,449)	(8,071)
Proceeds from sales of and principal collections on available-for-sale investment securities	5,299	3,644
Payments for purchases and terminations of derivative financial instruments	(1,891)	(2,261)
Proceeds from terminations of derivative financial instruments	3,672	3,412
(Increase) decrease in restricted cash	(1,253)	2,762
Net cash (used in) provided by investing activities	(30,057)	2,416

See accompanying notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2013	2012
Cash flows from financing activities:
Permitted tax distributions	—	(3,088)
Distributions for share-based compensation awards	—	(567)
Proceeds from loans sold under agreement to repurchase	234,132	60,864
Payments on credit facilities	(20,097)	(8,270)
Repayment of debt of consolidated VIEs	(34,314)	(65,751)
Issuance of debt of consolidated VIEs	2,992	3,925
Proceeds from consolidated VIEs	2,258	1,754
Net cash provided by (used in) financing activities	184,971	(11,133)
Effect of exchange rate changes on cash	(360)	335
Net change in cash and cash equivalents	11,764	(62,732)
Cash and cash equivalents at beginning of period	213,341	172,165
Cash and cash equivalents at end of period	$225,105	109,433

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,917	4,215
Cash paid for income taxes	4,336	783
Cash received from income tax refunds	69	5

Supplemental disclosure of non-cash investing and financing activities:
Repurchase agreement settled net with proceeds from sale of loans held for sale	184,556	72,037
Consolidation of VIEs
Variable interest entity assets	11,162,556	10,806,107
Variable interest entity liabilities	11,162,556	10,806,107
Deconsolidation of VIEs
Variable interest entity assets	6,476,081	2,816,525
Variable interest entity liabilities	6,476,081	2,816,525

See accompanying notes to condensed consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Summary of Organization, Business and Significant Accounting Policies

Description of Business

LNR Property LLC (collectively with its subsidiaries referred to as “we” or “us” or “our”) was originally organized as a corporation under the laws of Delaware as LNR Property Corporation (“LNRPC”) and was subsequently converted to a limited liability company after completion of a comprehensive balance sheet recapitalization (the “Recapitalization”) on July 29, 2010.  We are a real estate investment, finance, management and development company that operates the following businesses: (i) a servicing business that manages  and works out problem assets, (ii) a finance business that is focused on selectively acquiring and managing real estate finance investments, including unrated, investment grade and non-investment grade rated commercial mortgage backed securities (“CMBS”), subordinated interests of securitization and resecuritization transactions, and high yielding real estate loans, either directly or through ventures in which we hold an interest; (iii) a mortgage loan business which originates conduit loans for the primary purpose of selling these loans into securitization transactions; (iv) a small balance commercial loan business which acquires, manages and services portfolios of small balance commercial mortgage loans; and (v) a real estate business which is involved in acquiring, developing, repositioning, managing and selling commercial, multi-family residential and residential land, either directly or through ventures in which we hold an interest.

The notes to these condensed consolidated financial statements describe material changes to our business and accounting policies, as well as significant transactions since December 31, 2012, the date of our last audited consolidated financial statements.

Basis of Presentation and Consolidation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Certain financial information that is normally included in annual financial statements, including certain financial statement footnotes, is not required for interim reporting purposes, and has been condensed or omitted herein.  These condensed consolidated financial statements should be read in conjunction with our December 31, 2012 audited consolidated financial statements and notes thereto.  The interim financial information at March 31, 2013 and for the three months ended March 31, 2013 and 2012 is unaudited.  However, in our opinion, the interim financial information includes all normal and recurring adjustments necessary for a fair presentation of our results for the period presented.  The operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

The accompanying condensed consolidated financial statements include our accounts, those of our wholly owned subsidiaries and certain other entities we are required to consolidate in accordance with ASC 810.  For securitization structures and other variable interest entities (“VIE”), this guidance requires the primary beneficiary of a VIE to consolidate the assets and liabilities of the VIE.  The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interest in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE.

We perform ongoing reassessments of (1) whether any entities previously evaluated under the voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework, and (2) whether changes in the facts and circumstances regarding our involvement with a VIE causes our consolidation conclusion regarding the VIE to change.  When this assessment indicates that we no longer meet the criteria to be deemed the primary beneficiary of the VIE, the entity is deconsolidated.

Entities not deemed to be VIEs are consolidated if we own a majority of the voting securities or interests or hold the general partnership interest, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights. Substantive participative rights include the ability to select, terminate and set compensation of the investee’s management, if applicable, and the ability to participate in capital and operating decisions of the investee, including budgets, in the ordinary course of business.

All intercompany transactions and balances among consolidated entities have been eliminated in consolidation.

Variable Interest Entities

VIEs are entities that, by design, either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are an important part of the financial markets, including the mortgage- and asset-backed securities and commercial paper markets, as they provide market liquidity by facilitating investors’ access to specific portfolios of assets and risks. SPEs may be organized as trusts, partnerships or corporations and are typically established for a single, discrete purpose. SPEs are not typically operating entities and usually have a limited life and no employees. The basic SPE structure involves a company selling assets to the SPE; the SPE funds the purchase of those assets by issuing securities to investors. The legal documents that govern the transaction specify how the cash earned on the assets must be allocated to the SPE’s investors and other parties that have rights to those cash flows. SPEs are generally structured to insulate investors from claims on the SPE’s assets by creditors of other entities, including the creditors of the seller of the assets.

Our purchased investment securities include CMBS which are primarily comprised of the unrated and non-investment grade rated securities issued by CMBS trusts.  These CMBS trusts are VIEs.  In certain cases, we may contract to provide special servicing activities for these CMBS trusts, or, as holder of the controlling class, we may have the right to name and remove the special servicer for these trusts.  In our role as special servicer, we provide services on defaulted loans within the trusts, such as foreclosure or work-out procedures, as permitted by the underlying contractual agreements.  We evaluated all of our positions in such investments for consolidation.

We also hold retained interests in certain collateralized debt obligations (“CDOs”), whereby CMBS assets from our balance sheet were transferred to an SPE, which then issued to investors various forms of interests in those assets.  These CDOs are VIEs.  We generally serve as collateral administrator of these CDOs.  In this role, we perform certain administrative tasks as defined in the indenture in exchange for a fee.  This role also provides us with certain rights, including a right to purchase impaired assets from the trust if an event of default has not occurred.  Given the nature of the entity, its activities are relatively static until an event of default occurs.  At that time, the trustee has the right to liquidate or sell assets in the CDO. We evaluated all of our positions in such investments for consolidation.

For further discussion of our interests in VIEs, see Note 2.

Fair Value Option

The guidance in ASC Topic 825, “Financial Instruments,” provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected.  Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.  We have elected the fair value option for eligible financial assets and liabilities of our consolidated VIEs, mortgage loans held for sale, short-term mortgage loans held for investment, purchased investment securities issued by VIEs we expect to consolidate in the future, and the securitized financial assets and liabilities of Madison Square Company LLC (“Madison”). The fair value elections for VIE and securitization related items were made in order to mitigate accounting mismatches between the carrying value of the instruments and the related assets and liabilities that we consolidate at fair value. The fair value elections for mortgage loans held for sale and short-term mortgage loans held for investment were made due to the short-term nature of these instruments.

Fair Value

We measure our available-for-sale CMBS, derivative assets and liabilities, domestic servicing rights intangible and any assets or liabilities where we have elected the fair value option at fair value. When actively quoted observable prices are not available, we either use implied pricing from similar assets and liabilities or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

As discussed above, we measure the assets and liabilities of consolidated VIEs at fair value pursuant to our election of the fair value option.  The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets and liabilities of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a CDO.  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.

For further discussion and disclosure of fair value measurements, see Note 5.

Investment Securities

Investment securities consist principally of CMBS and the retained interests of resecuritization transactions. We have elected the fair value option for certain investment securities issued from VIEs we expect to consolidate in the future. As discussed in Note 2, the majority of our CMBS holdings have been eliminated in consolidation due to the application of ASC 810.

Mortgage Loans

We classify mortgage loans as held for sale when we have the intent to sell or securitize them. We elect the fair value option for all mortgage loans held for sale, resulting in the loans being carried at fair value, with changes in fair value reflected in earnings.

Loans for which we have the intent and ability to hold for the foreseeable future or until maturity are accounted for in accordance with our existing accounting policies, as described in our December 31, 2012 consolidated financial statements.  The fair value option is elected for all short-term mortgage loans held for investment.

Intangible Assets

Our domestic servicing asset is measured at fair value.  This includes any newly purchased domestic servicing rights during the period.  Election of this method is necessary to conform to our election of the fair value approach for measuring the assets and liabilities of the VIEs consolidated pursuant to ASC Topic 810.  However, our European servicing intangible utilizes the amortization method for subsequent measurement.  This asset is amortized in proportion to and over the period of estimated net servicing income, and is tested for potential impairment whenever events or changes in circumstances suggest that its carrying value may not be fully recoverable.

Derivative Instruments

We periodically enter into derivative financial instruments to hedge unpredictable changes in fair values related to our investment securities and mortgage loans.  These derivatives hedge value changes resulting from both interest rates and credit quality.  We also hold warrants which are convertible into common units of one of our unconsolidated investees.  These warrants qualify as derivatives, as they contain a net settlement provision.  None of our derivatives are designated in qualifying hedging relationships, and thus, changes in the fair value of these derivatives are reflected in the condensed consolidated statements of earnings.  All derivative instruments are reported in our condensed consolidated balance sheets at fair value.

Revenue and Income Recognition

We typically seek to be the special servicer on CMBS transactions in which we invest. When we are appointed to serve in this capacity, we earn special servicing fees from the related activities performed, which consist primarily of overseeing the workout of under-performing and non-performing loans underlying the CMBS transactions. In addition, we receive management, asset acquisition, development and master servicing fees from third parties and unconsolidated affiliates. These fees are recognized in income in the period in which the services are performed and the revenue recognition criteria have been met.

Interest income on CMBS for which the fair value option has not been elected is recognized in accordance with the accounting guidance governing beneficial interests in securitized financial assets, whereby we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income. Interest income on mortgage loans for which the fair value option is not elected is comprised of interest received plus the accretion of discount, if any, between the carrying value and unpaid principal balance using a methodology that results in a level yield. Interest income on CMBS and mortgage loans for which the fair value option is elected is recognized based on the contractual rate of interest.

Transfers of investment securities, mortgage loans, and investments in unconsolidated entities are accounted for as sales pursuant to the accounting guidance governing transfers and servicing of financial assets, providing that the relevant criteria have been met. Transfers of assets may not meet sale requirements if the assets have not been legally isolated or if our continuing involvement is deemed to give us effective control over the assets. If the transfer is not deemed a sale, it is instead accounted for as a secured borrowing.

2.   Consolidation of Variable Interest and Other Entities

As discussed in Note 1, we evaluate all of our investments and other interests in entities for consolidation.

Madison Square Company LLC

Madison is an entity formed for the purpose of investing in unrated and non-investment grade rated CMBS. We own an approximate 65% interest in Madison and since we are deemed the primary beneficiary, consolidate Madison into our financial statements.

Investment Securities

The VIEs we consolidate are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate holders.  The assets and other instruments held by these securitization entities are restricted and can only be used to fulfill the obligations of the entity.  Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated entities, nor to us as the primary beneficiary.  As we invest primarily in non-investment grade and unrated bonds, the SPE liabilities initially represent investment securities on our balance sheet (pre-consolidation).  Upon consolidation of these VIEs, our associated investment securities are eliminated as is the interest income related to those securities.  Similarly, the fees we earn in our roles as special servicer of the bonds issued by the consolidated VIEs or as collateral administrator of the consolidated VIEs are also eliminated.  Finally, an allocable portion of the identified servicing intangible associated with the eliminated fee streams is eliminated in consolidation.

VIEs in which we are the Primary Beneficiary

The inclusion of the assets and liabilities of VIEs in which we are deemed the primary beneficiary has no economic effect on us.   Our exposure to the obligations of VIEs is generally limited to our investment in these entities.   We are not obligated to provide, nor have we provided, any financial support for any of these consolidated structures.

VIEs in which we are not the Primary Beneficiary

In certain instances, we hold a variable interest in a VIE in the form of CMBS, but either (i) we are not appointed, or do not serve as, special servicer or (ii) an unrelated third party has the rights to unilaterally remove us as special servicer.  In these instances, we do not have the power to direct activities that most significantly impact the trust’s economic performance.  In other cases, the variable interest we hold does not obligate us to absorb losses or provide us with the right to receive benefits from the VIE which could potentially be significant.  For these structures, we are not deemed to be the primary beneficiary of the VIE, and we do not consolidate these VIEs.

Two of our CDO structures are currently in default, which pursuant to the underlying indentures, changes the rights of the variable interest holders.  Upon default of a CDO, the trustee or senior note holders are allowed to exercise certain rights, including liquidation of the collateral, which at that time, is the activity which would most significantly impact the CDO’s economic performance.  Further, when the CDO is in default, the collateral administrator no longer has the option to purchase securities from the CDO.  In cases where the CDO is in default and we do not have the ability to exercise rights which would most significantly impact the CDO’s economic performance, we do not consolidate the VIE.  As of March 31, 2013, neither of these CDO structures was consolidated.

As noted above, we are not obligated to provide, nor have we provided, any financial support for any of our securitization SPEs, whether or not we are deemed to be the primary beneficiary.  As such, the risk associated with our involvement in these VIEs is limited to the carrying value of our investment in the entity.  As of March 31, 2013 and December 31, 2012, our maximum risk of loss related to VIEs in which we were not the primary beneficiary was $71.0 million and $40.7 million, respectively, on a fair value basis and $68.1 million and $38.2 million, respectively, on an amortized cost basis.

The securitization SPEs which we do not consolidate have debt obligations to beneficial interest holders with unpaid principal balances of $158.2 billion and $143.1 billion at March 31, 2013 and December 31, 2012, respectively.  The corresponding assets are comprised primarily of mortgage loans with unpaid principal balances corresponding to the amounts of the outstanding debt obligations.

3.    Mortgage Loans

The following table is a summary of our mortgage loans (in thousands):

	March 31, 2013	December 31, 2012
Mortgage loans held for sale, at fair value	$221,552	210,454
Mortgage loans held for investment, at fair value	—	7,000
Mortgage loans held for investment	8,237	8,345
	$229,789	225,799

We originate commercial mortgages with the intent to sell these mortgage loans to SPEs for the purposes of securitization. These SPEs then issue CMBS that are collateralized in part by these assets, as well as other assets transferred to the SPE.  In certain instances, we retain a subordinated interest in the SPE and serve as special servicer for the SPE.

Mortgage loans originated for securitization are classified as held for sale and are accounted for in accordance with the fair value option.  During the three months ended March 31, 2013, we sold $245.9 million par value of these loans for their fair value of $262.4 million and recognized an increase in fair value of mortgage loans held for sale of $16.7 million.  The sale proceeds were used in part to repay $184.6 million of the outstanding balance of the repurchase agreement associated with these loans.

Also during the three months ended March 31, 2013, we sold $14.5 million of mortgage loans held for sale into a joint venture in which we hold a 50% ownership interest.

The unpaid principal balance of mortgage loans held for sale as of March 31, 2013 and December 31, 2012 was $221.7 million and $211.3 million, respectively, and none of these loans were 90 days or more past due or on nonaccrual status.  As of March 31, 2013 and December 31, 2012, we had unfunded lending commitments of zero and $16.1 million, respectively.

During the three months ended March 31, 2013, our short-term mortgage loans held for investment, for which the fair value option is elected, were repaid.

4.    Investments in Unconsolidated Entities

During the year ended December 31, 2012, we obtained a 50% equity interest in a venture established to originate small balance real estate loans to commercial customers. We agreed to originate loans on behalf of the venture until the venture was ready to commence operations on January 25, 2013. At that date, we sold all such loans to the venture for $14.5 million.  We account for our interest in the venture pursuant to the equity method of accounting.

During the three months ended March 31, 2013, we vested in a portion of the warrants described in the Derivative Instruments section of Note 1.  The fair value of the vested portion was reflected as a derivative asset, with the corresponding income recognized in other income, net in our condensed consolidated statement of earnings for this period.

5.    Fair Value Disclosures

Our estimates of fair value are based on the best information available to management as to conditions that existed as of the valuation date. Assets and liabilities recorded at fair value in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities and are as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Fair Value on a Recurring Basis

The following is a summary of the valuation techniques employed with respect to assets and liabilities measured and reported at fair value:

Investment securities at fair value: We utilize several inputs and factors in determining the fair value of investment securities classified as available-for-sale or for which the fair value option was elected.  These factors include projected future cash flows, ratings, subordination levels, vintage, remaining lives, credit issues, recent trades of similar securities and the spreads used in the prior valuation. We obtain current market spread information where available and use this information in evaluating and validating the market price of all investments. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are classified in either Level 2 or Level 3 of the fair value hierarchy.

In the unlikely event that we are able to obtain quoted prices from an active market for identical assets, these securities would fall within Level 1 of the fair value hierarchy. Unless sufficient trading activity levels exist with respect to the security for which the quote is being provided, these quotes will not be deemed Level 1 inputs and will simply be used as a benchmark, if at all, in assessing the appropriateness of our valuations. If there is significant market volatility and diversity in quotes, then the related securities are classified within Level 3 of the fair value hierarchy.

Mortgage loans held for sale: We measure the fair value of mortgage loans held for sale using a discounted cash flow analysis unless observable market data (i.e. securitized pricing) is available. A discounted cash flow analysis requires management to make estimates regarding future interest rates and credit spreads. The most significant of these inputs relates to credit spreads and is unobservable. Thus, we have determined that the fair values of mortgage loans valued using a discounted cash flow analysis should be classified in Level 3 of the fair value hierarchy, while mortgage loans valued using securitized pricing should be classified in Level 2 of the fair value hierarchy. Mortgage loans classified in Level 3 are transferred to Level 2 if securitized pricing becomes available with the transfer recognized as of that date.

Mortgage loans held for investment, at fair value: We measure the fair value of mortgage loans held for investment in a manner similar to our mortgage loans held for sale.

Liabilities of consolidated VIEs: We utilize several inputs and factors in determining the fair value of VIE liabilities, including future cash flows, market transaction information, ratings, subordination levels, and current market spread and pricing information where available. Quoted market prices are used when this debt trades as an asset. Depending upon the significance of the fair value inputs used in determining these fair values these liabilities are classified in either Level 2 or Level 3 of the fair value hierarchy. VIE liabilities may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the VIE liabilities become observable or cease to be observable.

Assets of consolidated VIEs: The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a CDO.  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.  Depending upon the significance of the fair value inputs used in determining their fair values, these assets are classified in either Level 2 or Level 3 of the fair value hierarchy. These assets may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the assets become observable or cease to be observable.

Intangible asset — Domestic servicing rights:  The fair value of this intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, including forecasted loan defeasance, delinquency and anticipated maturity defaults which are calculated assuming a debt yield at which default occurs. Since the most significant of these inputs are unobservable, we have determined that the fair values of these intangibles in their entirety should be classified in Level 3 of the fair value hierarchy.

Derivative assets and liabilities: For all interest rate swaps, fair value is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each interest rate swap. This analysis reflects the contractual terms of the swap, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees.

Although we have determined that the majority of the inputs used to value these interest rate swaps are classified in Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these interest rate swaps utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of these derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of these derivatives. As a result, we have determined that these derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

For all credit index instruments, fair value is determined based on changes in the relevant indices from the date of initiation of the instrument to the reporting date, as these changes determine the amount of any future cash settlement between us and the counterparty. These indices are considered Level 2 inputs as they are directly observable. We have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our credit index instruments and have determined that any credit valuation adjustment would not be significant to the overall valuation as the counterparty to these contracts is a highly rated global financial institution. As a result, we have determined that credit index instruments are classified in Level 2 of the fair value hierarchy.

For warrants, fair value is determined using an option-pricing model.  Because the warrants represent interests in a nonpublic company, the key inputs to the model are unobservable.  These inputs include the estimated enterprise value, estimated volatility based on metrics for comparable companies, and the expected term of the warrants.  Since the most significant inputs are unobservable, we have determined that the fair value of the warrants in their entirety should be classified in Level 3 of the fair value hierarchy.

Embedded derivatives: For our embedded derivatives, fair value is computed based upon estimated cash flows of the related preferred interests resulting from any unhedged change in LIBOR, discounted at an appropriate discount rate. This determination is based in part on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Although the forward curves utilized in the valuation of our embedded derivatives represent Level 2 inputs, the discounted cash flows which are most significant to the overall valuation of these derivatives represent Level 3 inputs. Accordingly, we have determined that the embedded derivatives in their entirety are classified in Level 3 of the fair value hierarchy.

Debts payable at fair value: The allocated portion of the Madison CDO debt is determined using the fair values of the associated investment securities as a benchmark. Depending upon the significance of the fair value inputs used in determining the underlying benchmark fair values, this debt is classified in either Level 2 or Level 3 of the fair value hierarchy.

The following table presents additional information about our assets and liabilities measured at fair value on a recurring basis for which we utilized Level 3 inputs to determine fair value (in thousands):

	Investment Securities at Fair Value	Domestic Servicing Rights Intangible	VIE Assets	VIE Liabilities	Mortgage Loans Held for Sale	Mortgage Loans Held for Investment	Derivative Assets	Total

Balance at December 31, 2012	$27,052	133,437	2,303,973	(1,981,234)	200,393	7,000	—	690,621
Total realized and unrealized (losses) gains:
Included in earnings:
Change in fair value	(8,056)	(6,285)	(93,214)	54,912	16,825	—	—	(35,818)
Included in other comprehensive earnings	418	—	—	—	—	—	—	418
Net accretion	92	—	—	—	—	—	—	92
Purchases / Originations / Vesting	16,753	805	—	—	266,990	—	1,280	285,828
Sales	(1,718)	—	—	—	(262,394)	—	—	(264,112)
Issuances	—	—	—	(2,992)	—	(7,000)	—	(9,992)
Cash repayments / receipts	—	—	—	34,314	(262)	—	—	34,052
Transfers into level 3	13,072	—	141,761	(141,761)	—	—	—	13,072
Transfers out of level 3	(126)	—	(85,053)	85,053	—	—	—	(126)
Consolidations of VIEs	(674)	—	11,103	(11,103)	—	—	—	(674)
Deconsolidations of VIEs	15,384	—	(9,491)	9,491	—	—	—	15,384
Balance at March 31, 2013	$62,197	127,957	2,269,079	(1,953,320)	221,552	—	1,280	728,745
Amount of total (losses) gains for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2013	$(6,705)	(6,285)	(93,214)	54,912	(99)	—	—	(45,106)

	Investment Securities at Fair Value	Embedded Derivative Assets	Domestic Servicing Rights Intangible	VIE Assets	VIE Liabilities	Debts Payable	Mortgage Loans	Total

Balance at December 31, 2011	$36,127	10	146,555	2,537,067	(2,312,534)	(3,914)	107,435	510,746
Total realized and unrealized gains (losses):
Included in earnings:
Loss on derivative financial instruments	—	(10)	—	—	—	—	—	(10)
Change in fair value	(3,045)	—	(4,792)	(324,266)	307,981	298	7,695	(16,129)
Included in other comprehensive earnings	1,881	—	—	—	—	—	—	1,881
Net accretion	163	—	—	—	—	—	—	163
Purchases / Originations	11,334	—	—	—	—	—	122,450	133,784
Sales	(3,644)	—	—	—	—	—	(114,883)	(118,527)
Issuances	—	—	—	—	(2,970)	—	—	(2,970)
Cash repayments / receipts	(9)	—	—	—	67,280	—	(283)	66,988
Transfers into level 3	—	—	—	130,301	(130,301)	—	—	—
Transfers out of level 3	—	—	—	(276,055)	276,055	—	—	—
Consolidations of VIEs	—	—	—	135,738	(135,738)	—	—	—
Deconsolidations of VIEs	—	—	—	(99)	99	—	—	—
Balance at March 31, 2012	$42,807	—	141,763	2,202,686	(1,930,128)	(3,616)	122,414	575,926
Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2012	(3,514)	—	(4,792)	(324,266)	307,981	298	30	(24,263)

The following table presents quantitative information regarding significant unobservable inputs used to value our Level 3 assets and liabilities measured at fair value on a recurring basis.

Level 3 Financial Instruments	Valuation Technique	Significant Unobservable Inputs	Range as of March 31, 2013
Investment Securities	Discounted cash flow	Yield	0% to 638.8%
		Duration	0 to 7.7 years
Domestic Servicing Rights Intangible	Discounted cash flow	Debt yield	9%
		Discount rate	15%
VIE Assets	Discounted cash flow	Yield	0% to 704.4%
		Duration	0 to 24.5 years
VIE Liabilities	Discounted cash flow	Yield	0% to 704.4%
		Duration	0 to 24.5 years
Mortgage Loans Held for Sale	Discounted cash flow	Yield	4.3% to 4.9%
		Duration	5.0 to 10.0 years
Derivative Asset	Option-pricing model	Volatility	19% to 68%
		Duration	1.5 years

6.   Commitments and Contingent Liabilities

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows. We are also subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of entities and special servicing of CMBS and mortgage loans in the routine conduct of our business.

We provide commitments to fund capital contributions to certain unconsolidated entities and consolidated joint ventures, as required by the respective partnership agreements or pursuant to approved business plans.  These commitments amounted to $126.9 million and $142.4 million at March 31, 2013 and December 31, 2012, respectively, and are not reflected in our condensed consolidated financial statements.

During the year ended December 31, 2011, we entered into an arrangement with a government agency to redevelop a former military air station in Massachusetts into a mixed-use commercial development project.  The agreement provides for our phased acquisition and development of property in exchange for cash, the assumption of the government agency’s promissory note, and certain revenue sharing rights.  The revenue sharing rights are payable based on the gross consideration received by us upon the transfer of all or any portion of the project to a vertical developer.  We have recorded a liability of $7.4 million in our condensed consolidated balance sheets at each of March 31, 2013 and December 31, 2012, based on the anticipated profit participation payments to be made under this arrangement.

In connection with the Recapitalization, we recognized an intangible unfavorable lease liability of $11.8 million related to an operating lease for our corporate headquarters in Miami Beach, Florida.  This liability is included in accrued expenses and other liabilities and is being amortized over the remaining 8 years of the underlying lease term.  Amortization of this liability is reflected in general and administrative expense in our condensed consolidated statements of earnings.  The liability was $9.0 million and $9.2 million as of March 31, 2013 and December 31, 2012, respectively.  We sublease a portion of this office space and collect sublease income and we lease other premises and office equipment under non-cancelable operating leases with terms expiring through March 2021, exclusive of renewal option periods.  At the Recapitalization date, we recognized an intangible favorable lease asset of $1.0 million related to these operating leases.  This asset is included in other assets in our condensed consolidated balance sheets.  Rental expense and the offsetting rental income related to the subleases are included in general and administrative expense in our condensed consolidated statements of earnings, and were as follows:

	Three months ended March 31,
	2013	2012

Rental Income	$662	545
Rental Expense	1,886	1,770

The future minimum rents and sublease income related to all of our existing leases and subleases for each of the next five fiscal years and in the aggregate thereafter are expected to be as follows (in thousands):

	2013	2014	2015	2016	2017	Thereafter
Minimum Rents	$4,569	6,103	5,919	5,249	4,703	17,060
Sublease Income	1,033	1,223	1,143	827	112	9

7. Subsequent Events

Subsequent events have been considered through June 27, 2013, the date the condensed consolidated financial statements were available to be issued.

In April 2013, Starwood Property Trust and Starwood Capital Group acquired 100% of the outstanding units of LNR Property LLC for a total purchase price of approximately $1.05 billion in cash.  In conjunction with the acquisition, our senior debt facility was repaid.

In April 2013, before the condensed consolidated financial statements were available to be issued, we sold certain of our mortgage loans held for sale for their fair value of approximately $231.2 million.  The sale proceeds were used in part to repay approximately $161.3 million of the outstanding balance of the repurchase agreement associated with the sold mortgage loans.